EXHIBIT 99.1

January 6, 2017	For more information:
Linda Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

STEIN MART, INC. REPORTS NOVEMBER/DECEMBER SALES

Company to Participate in the 2017 ICR Conference

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) today announced that its comparable store sales for the nine-week period ended December 31, 2016 decreased 4.8 percent and total sales decreased 1.9 percent compared to the same period last year.

“Our sales in November and December were particularly difficult,” said Hunt Hawkins, Interim Chief Executive Officer. “We have been aggressive with our promotions and markdowns to manage our inventory levels. This has impacted our gross profit rate and, as a result, we are now expecting to report a loss for the fourth quarter but will be profitable for the year.”

Stein Mart is scheduled to report fourth quarter sales and earnings prior to the opening of the U.S. financial markets on Thursday, March 9, 2017.

ICR Conference

Stein Mart, Inc. also announced today that it will be presenting at the 2017 ICR Conference being held at the Grande Lakes Resort in Orlando, FL on Tuesday, January 10, 2017 at 11:00 a.m. Eastern Time. The audio portion of the presentation will be webcast live through Stein Mart’s investor relations website http://ir.steinmart.com. The webcast and presentation materials can be found under “Events & Presentations”. An archive of the presentation will remain available for 30 days after the live event.

About Stein Mart

Stein Mart, Inc. (NASDAQ: SMRT) is a national retailer offering designer and name-brand fashion, accessories and home decor at everyday discount prices. Stein Mart provides real value that customers will love every day both in stores and online. The Company currently operates 290 stores across 31 states. Stein Mart is adding new modern brands to its stores to offer discriminating shoppers even more of the fashion and savings they want. For more information, please visit www.steinmart.com.

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